Exhibit 99.1

Oak Street Health Announces Closing of Initial Public Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

CHICAGO, August 11, 2020 — Oak Street Health, Inc. (“Oak Street”), a fast-growing network of value-based, primary care centers for adults on Medicare, today announced the closing of its initial public offering of 17,968,750 shares of its common stock, including the exercise in full of the underwriters’ option to purchase 2,343,750 additional shares of common stock, at the initial public offering price of $21.00 per share. Gross proceeds to Oak Street, before deducting underwriting discounts and commissions and offering expenses, were approximately $377 million. Oak Street’s common shares are listed on the New York Stock Exchange under the symbol “OSH.”

J.P. Morgan, Goldman Sachs & Co. LLC, Morgan Stanley, William Blair and Piper Sandler acted as joint book running managers for the offering. Baird and Truist Securities, formerly known as SunTrust Robinson Humphrey, acted as co-managers for the offering.

The offering of these securities was made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866- 803-9204 or email at prospectus-eq_fi@jpmchase.com; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606; via telephone at (800) 621-0687 or via email: prospectus@williamblair.com; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@psc.com.

A registration statement on Form S-1 relating to these securities was filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oak Street Health:

Founded in 2012, Oak Street Health is a fast-growing network of value-based, primary care centers for adults on Medicare. With a mission of rebuilding healthcare as it should be, the company operates an innovative healthcare model focused on quality of care over volume of services, and assumes the full financial risk of its patients.

Oak Street Health currently operates more than 50 centers across Illinois, Michigan, Indiana, Pennsylvania, Ohio, Rhode Island, North Carolina, Tennessee and Texas, with plans to continue its geographic expansion, including into New York and Mississippi, in 2020.

Media Contact:

Erica Frank, Vice President of Public Relations | Oak Street Health | Erica.Frank@oakstreethealth.com

Investor Contact:

Constantine Davides | Westwicke, an ICR Company | Constantine.Davides@westwicke.com